EXHIBIT 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

CBI Announces Full Year 2006 Results

RICHMOND, VA (February 21, 2007) - Commonwealth Biotechnologies, Inc. (NASDAQ Capital Market: CBTE)released its financial results for the full year ended December 31, 2006. Revenues for the fourth quarter were $1.39 resulting in full year sales of $6.54 million, a decrease of 16 percent over the $7.80 million reported for 2005. The decrease was primarily due to a decline in government sector contract revenues, for both the year and the quarter, which decreased from $4.22 million in calendar 2005 to $3.03 million in calendar 2006 and $1.15 in the fourth quarter 2005 to $0.66 in 2006, respectively.

Incoming CEO, Paul D’Sylva, said, “While the 2006 year end-results were disappointing, several actions are now underway to leverage the company’s strengths and concentrate resources on core competencies. A strategic review of operations has been initiated, which among other things, will assist the company to understand better the cost drivers in its business and price its services more competitively in the market. The recent acquisition of Mimotopes in 2007 and its broad-based private sector client base will also assist CBI to offset the decrease in revenues experienced in 2006. Moreover, the addition of new management skills, partnerships with major life science companies, and a global sales presence, all position CBI for meaningful growth in 2007 and beyond.”

	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005
Revenues	$6,532,482	$7,802,891
Operating Expenses	5,438,705	5,493,665
General and Administrative	2,053,176	2,056,188
Other Income/(Expense)	(193,248)	(173,915)
Net Income/(Loss)	(1,152,648)	79,123
Add Back: Depreciation	596,289	666,106
Amortization	298,005	297,889
Interest	297,873	242,319
EBITDA	39,519	1,285,436
Earnings (loss) per share, basic and diluted prior to non-cash items	(0.06)	0.13
Earnings (loss) per share, basic and diluted on non-cash items	(0.29)	(0.11)
Earnings (loss) per common share, basic and diluted	(0.35)	0.02

Fully diluted earnings per share for 2006 amounted to a loss of $0.35, which includes $0.02 per share of stock option expensing. Other non cash items include $0.09 per share for amortization costs associated with the acquisition of Fairfax Identity Labs and the refinancing debt related to the corporate facility and $0.18 for costs associated with the depreciation of fixed assets. Non-cash items amounted to $.27 of the $.35 loss on a per share basis. The Company’s 10-KSB is expected to be released on or about March 31, 2007.

Discussion of Revenues

Revenues from commercial contracts showed a increase from $0.59 million in 2005 to $0.88 million in 2006 and revenues from clinical trial support work increased from $0.33 million in 2005 to $0.58 million in 2006. These increases are in line with the Company’s focus to diversify its client base in order to minimize its exposure to the government sector.

Revenues from government contracts decreased by $1.19 million from $4.22 million in 2005 to $3.03 million in 2006 due to: (1) the lack of new contract signings; (2) budget reversions which have delayed the start dates of new contract work; and (3) budget reversions which lowered the allocated budgets for awarded contracts. The Company continues to compete for government contracts, primarily in the areas of toxin analysis, vaccine development, and nucleic acid production, and is teamed with different industry partners on several different current pending proposals.

Revenues decreased in the DNA reference lab work completed through CBI’s Fairfax Identity Labs by $0.43 million from $1.97 million in 2005 to $1.54 million in 2006. New contracts in the DNA reference lab received since August of 2006 amount to $1.15 million and are primarily in the area of forensic analysis. These contracts represent a shift away from paternity testing contracts to higher margin areas of analysis. Revenues from these new contracts will be realized throughout 2007, continuing through 2010.

About CBI

CBI specializes in life sciences R&D outsourcing and offers cutting-edge expertise and a complete array of the most current synthetic and analytical technologies in the areas of bio-defense, laboratory support and contract research. CBI is well positioned to compete in the global market for drug discovery outsourcing with an experienced management team and over 45 highly trained scientific staff located in a world-class laboratory in Richmond, Virginia. For more information visit www.cbi-biotech.com.

About Mimotopes

Mimotopes Pty Ltd is a global leader in high quality research-grade peptide products and applications for the drug discovery industry. Mimotopes’ patented synthesis technologies, state-of-the-art facilities and highly experienced staff make it one of the leading research grade peptide synthesis companies in the world. In 2006, Mimotopes developed significant partnerships with key life science companies Invitrogen and Genzyme. For more information visit www.mimotopes.com.

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will see positive trends in financial performance;

•	Adverse economic conditions will not result in the cancellation of future requests for proposals;

•	CBI will successfully acquire new private sector projects;

•	CBI will recognize all revenues attributable to uncompleted projects;

•	CBI’s customers will not terminate or delay their contracts prior to their completion;

•	CBI’s will be able to use Mimotopes to generate earnings or revenues; and

•	CBI’s will be able to effectively utilize Mimotopes’ existing sales force.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.